Exhibit 10.36

April 29, 2014

Mr. Tom Herring

137 Heath Meadow Place

Simi Valley, CA 93065

Re:       Separation of Employment

Dear Tom:

This letter confirms that you and AeroVironment, Inc. (“Company”) have agreed to terminate our employment relationship and resolve all matters between us in accordance with the following terms.

Your employment as Senior Vice President and Chief Operating Officer is being terminated effective April 30, 2014 (“Termination Date”) as part of a restructuring designed to reduce costs and realign the Company’s business areas and certain corporate functions.

If you sign and return this letter, the Company will do the following: (a) pay you the gross amount of $215,000, less payroll deductions, to assist your transition to new employment; and (b) enter into a consulting agreement with you on terms acceptable to the Company for a six-month period beginning May 1, 2014, with a monthly retainer of $1,000 per month. Your coverage under any Company-provided medical, dental or vision plan terminates on your Termination Date, but you will have the right to COBRA continuation coverage as to those plans in which you currently participate. The Company will make this special payment in (a) above within three (3) business days after this letter agreement becomes irrevocable. The Company will withhold taxes and report amounts to tax authorities as it determines it is required to do. You acknowledge that you would not be entitled to this special payment or to the consulting agreement but for your entering into this letter agreement.

You will cease to be eligible to participate in any bonus, incentive compensation, retirement or other compensation or benefit plans as of your Termination Date, but you retain your vested benefits under all qualified plans of the Company, and all rights associated with such benefits, as determined under the official terms of those plans.

You release (i.e., give up) all known and unknown claims that you presently have against the Company, its current and former, direct and indirect owners, parents, subsidiaries, and all other affiliates and related entities, and their current and former owners, partners, directors, officers, employees, agents and all other related parties (“Released Parties”), except for claims the law does not permit you to waive by signing this letter. The released claims include, but are not limited to, all contract, tort or other common law claims you might have as well as all claims you might have under any federal, state or local statute, ordinance and regulation. You expressly

Mr. Tom Herring

April 29, 2014

waive the protection of Section 1542 of the California Civil Code regarding the release of unknown claims. By signing this letter, you acknowledge that you are releasing claims that you might not know that you have and that, with hindsight, you might regret having released. You have not assigned or given away any of the claims you are releasing.

You and the Company are entering into this letter agreement in order to end the employment relationship in an amicable manner, and the letter is not an admission by either party of any wrongdoing toward the other. In signing this letter, you represent that you have not relied on any statements or representations not expressly included in this letter. You agree not to seek employment with the Company in the future unless the Company asks you to do so in writing.

You represent that you have been paid and/or received all wages, compensation, benefits and any other amounts to which you were entitled from the Company or any Released Party through your Termination Date.

The Company encouraged you to review this letter agreement with an attorney, at your own expense. You have up to twenty-one (21) days to consider this letter agreement before signing it, though you may waive that period and choose to sign it at any time during the 21 days. That 21-day period expires on May 20, 2014. You also have the right to revoke this letter agreement by sending a written notice of revocation addressed to me at AeroVironment, Inc., 181 West Huntington Drive, Suite 202, Monrovia, California 91016 within seven (7) days (i.e., seven (7), twenty-four (24) hour periods) after signing it. If you revoke this letter agreement, you will not receive the special payment or consulting agreement described above. You waive any right to have this 21-day period restarted or extended by any subsequent changes to this letter agreement.

You represent that you have consulted with an attorney to the full extent you wished to do so before signing this letter agreement. You further represent that you have carefully read this letter agreement, fully understand what it means, and are signing it knowingly and voluntarily, and that all your representations in it are true.

You understand and agree that the Patent and Confidentiality Agreement which you signed on November 11, 2008 remains in full force and effect following your Termination Date. Further, before you disclose or use any information or engage in any other activity that could possibly violate the promises you made in your Patent and Confidentiality Agreement, you promise to discuss your proposed actions with the Company’s General Counsel (currently, Doug Scott, Senior Vice President and General Counsel) or his designee at 805 581-2198 ext. 2694, who will advise you in writing whether your proposed actions would violate these promises. You further agree that the Company would be irreparably harmed by any actual or threatened violation of your Patent and Confidentiality Agreement, and that the Company is entitled to an injunction prohibiting you from committing any such violation.

While we do not expect this to occur, you and the Company agree to resolve any disputes we may have with each other through final and binding arbitration before JAMS. This includes

Mr. Tom Herring

April 29, 2014

arbitration of disputes about the validity of this letter agreement, any discrimination or other statutory claim or any other matter. Arbitration shall be conducted in Los Angeles, California. Judgment on any award the arbitrator renders may be entered in any court having jurisdiction over the parties. This agreement to arbitrate does not apply to government agency proceedings. By initialing the end of this paragraph, you acknowledge your understanding of these arbitration requirements and that arbitration would be in lieu of a jury trial.

You agree not to criticize, denigrate or otherwise disparage the Company, any other Released Party, or any of their products, processes, policies, practices, standards of business conduct or research and development. Nothing in this letter agreement prohibits you from complying with any lawful subpoena or court order or taking other actions required by law, provided, however, that you agree to notify the Company’s General Counsel within two (2) business days after receipt of any subpoena or court order that might cause you to disclose information in violation of this paragraph or of your Patent and Confidentiality Agreement so the Company can determine whether to take action to preclude such disclosure.

You agree that, as requested by the Company, you will fully cooperate with the Company and its representatives if in the future there is an investigation, proceeding, administrative review or litigation brought against the Company or any Released Party pertaining to any matter that occurred during your employment with the Company.

You acknowledge that the Company is committed to complying with all applicable laws and regulations. You represent and agree that you have disclosed, or before signing this letter agreement will disclose, any information you have regarding any conduct involving the Company or any affiliate that you have any reason to believe may be unlawful. You agree to cooperate fully in any investigation the Company or any affiliate undertakes into any such conduct or other matters that occurred during your employment. Nothing in this letter agreement prevents you from communicating with any government agency or cooperating in any government investigation. In addition, to the fullest extent permitted by law, you hereby irrevocably assign to the United States government any right you may have to proceeds or awards in connection with any proceeding against the Company or any affiliate.

You will return to the Company prior to your Termination Date all files, documents, records, Company-provided equipment, computers, cell phones, keys, building and security passes, access or identification cards and any other property of the Company in your possession or control. You represent that you have cleared all expense accounts and repaid any amounts you owe the Company. You agree not to incur any expenses, obligations or liabilities on behalf of the Company.

If the Company or you successfully assert that any provision in this letter agreement is void, the rest of the letter agreement shall remain valid and enforceable unless the other party to this letter agreement elects to cancel it.

Mr. Tom Herring

April 29, 2014

This letter contains the complete agreement between you and the Company regarding its subject matter and may only be amended in a writing signed by both you and an officer of the Company.

Tom, we appreciate your years of service and contributions to the Company and wish you the very best in your future endeavors.

Sincerely yours,

/s/ Douglas E. Scott
Senior Vice President

I knowingly and voluntarily agree to the terms in this letter.

Dated:	4-29-2014	/s/ Tom Herring
Tom Herring